ELITE PHARMACEUTICALS ANNOUNCES FIRST SHIPMENT OF GENERIC PHENDIMETRAZINE TABLET PRODUCT

NORTHVALE, N.J. – November 15, 2012 – Elite Pharmaceuticals, Inc. (“Elite”) (OTCBB: ELTP) announced today the initial shipment of Phendimetrazine tartrate 35 mg tablets, the generic equivalent of Bontril PDM® 35 mg tablets under the previously announced manufacturing and supply agreement with Mikah Pharma (“Mikah”). Actavis, Inc. (“Actavis”), recently acquired by Watson Pharmaceuticals Inc. (“Watson”), will distribute the product as part of a distribution agreement between Mikah and Actavis.

Bontril PDM and its generic equivalents had total U.S. sales of approximately $3.5 million for the twelve months ending September 2012 based on IMS Health Data. Elite will be compensated at an agreed upon price for the manufacturing and packaging of the product.

“The manufacture of PDM by Elite for Mikah and its subsequent distribution by Actavis/Watson represents another example of the Company’s strategy for enhancing our generic pipeline and cash flow” commented Jerry Treppel, Chairman and CEO.

About Elite Pharmaceuticals, Inc.

Elite Pharmaceuticals, Inc. develops oral sustained and controlled release products. Elite's strategy includes assisting partner companies in the life cycle management of products to improve off-patent drug products and developing generic versions of controlled release drug products with high barriers to entry. Elite has three commercial products being sold through a partner, two products produced for partners under contract manufacturing agreements, two additional products approved and pending launch, and two products under review, pending approval by the FDA. Elite’s lead pipeline products include abuse resistant opioids utilizing the company’s patented proprietary technology, and a once-daily opioid. They are sustained release oral formulations of opioids for the treatment of chronic pain, which address two of the limitations of existing oral opioids: the provision of consistent relief of baseline pain levels and deterrence of potential abuse. Elite also has partnered with Mikah Pharma to develop a new product, with Hi-Tech Pharmacal to develop an intermediate for a generic product, and a Hong Kong based company to develop a branded product for the United States market and its territories. Elite operates a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Including those related to the effects, if any, on future results, performance or other expectations that may have some correlation to the subject matter of this press release, readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, delays, uncertainties and other factors not under the control of Elite, which may cause actual results, performance or achievements of Elite to be materially different from the results, performance or other expectations that may be implied by these forward-looking statements These risks and other factors, including, without limitation, the timing or results of pending and future clinical trials, regulatory reviews and approvals by the Food and Drug Administration and other regulatory authorities, intellectual property protections and defenses, and the Company’s ability to operate as a going concern, are discussed in Elite's filings with the Securities and Exchange Commission, including its reports on forms 10-K, 10-Q and 8-K. Elite undertakes no obligation to update any forward-looking statements.

Contact:

For Elite Pharmaceuticals, Inc.

Dianne Will, Investor Relations, 518-398-6222

Dianne@elitepharma.com

www.elitepharma.com